Exhibit 99.1

Contact:	Investors:
Kevin C. O’Boyle	Nick Laudico/Zack Kubow
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7030/7020
858-909-1800	nlaudico@theruthgroup.com
investorrelations@nuvasive.com	zkubow@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Completes Acquisition of Osteocel Biologics Business
San Diego, CA — July 24, 2008 — NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that it has completed the previously announced acquisition of the Osteocel biologics business from Osiris Therapeutics, Inc. (NASDAQ: OSIR) for $35 million in cash, plus additional milestone-based contingent payments not to exceed $50 million in either cash or stock, at NuVasive’s election. The core of the Osteocel business is a proprietary adult stem cell bone graft product.
Osteocel is the only viable bone matrix product on the market that provides the three beneficial properties similar to autograft: osteoconduction (provides a scaffold for bone growth), osteoinduction (bone formation stimulation) and osteogenesis (bone production). Osteocel allows surgeons to offer the benefits of these properties to patients without the discomfort and potential complications of autograft harvesting, in addition to eliminating the time spent on a secondary surgical procedure. Osteocel is produced for use in spine applications through a proprietary processing method that preserves the native stem cell population that resides in marrow rich bone.

Strategic benefits of the transaction to NuVasive:
•	Provides comprehensive stem cell biologic platform with benefits similar to autograft;

•	Proprietary production process with significant supply capacity;

•	Strengthens biologics platform for robust growth;

•	Provides opportunity for additional revenue per procedure of $2,000 to $3,000;

•	Complements current Formagraft® biologic product line;

•	Allows for participation in all segments of the $1.5 billion U.S. biologics market;

•	Leverages current market adoption of an established biologic used in over 15,000 procedures to date; and

•	Includes rights to acquire next generation cultured version of product.
Alex Lukianov, Chairman and Chief Executive Officer, said, “We are pleased to complete the acquisition of the Osteocel biologics business, which represents a significant milestone in our strategy to expand our product portfolio with synergistic and innovative technologies. For the remainder of 2008, we will continue to sell Osteocel through its prearranged distribution agreements and begin compiling additional data in support of the product. We believe there is substantial opportunity to create an aggressive marketing program to achieve this product’s full potential and, combined with our Formagraft product, we look to create a $100 million biologics business over the next several years.”
Financial Guidance
NuVasive expects that the Osteocel biologics business will add revenues of $15 million in 2008, based on the contractual terms of existing distribution agreements, and $25 million of revenue in 2009, when Osteocel will be transitioned to NuVasive’s exclusive sales force. In 2008, the Company expects Osteocel gross margins of mid-30% based on the existing distribution agreements, and in 2009, expects Osteocel gross margins above 60%. The Company expects the transaction to be dilutive to GAAP earnings per share in 2008 because of an in-process R&D charge of approximately $15-$20 million. Excluding this charge, the Company expects the result to be neutral earnings in both 2008 and 2009.
Deal Structure
NuVasive is making a closing payment of $35 million in cash. Osiris will continue to supply Osteocel to NuVasive for a period of 18 months following the closing, and will be eligible to receive up to a total of $22.5 million (in cash or stock) in milestones related to product supply. NuVasive will also make a payment of $15 million (in cash or stock) upon achieving Osteocel sales of $35 million. Lastly, the dedicated processing facility for Osteocel will be transferred to NuVasive at the end of the 18 month supply period and NuVasive will make a payment of up to $12.5 million (in cash or stock) at that time. The total maximum consideration is $85 million.

About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $4.2 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS®, as well as a growing offering of cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings: NeuroVision® a proprietary software-driven nerve avoidance system; MaXcess® a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®, that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Company’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that the Company’s revenue or profitability projections may prove incorrect because of unexpected difficulty in generating sales or achieving anticipated profitability; the risk that Company may encounter unanticipated difficulty integrating the Osteocel product into its product line; the risk that the Company may be unable to generate expected revenues or profitability from Osteocel; the uncertain process of seeking regulatory approval or clearance for Company’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to Company’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of Company’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in Company’s press releases and periodic filings with the Securities and Exchange Commission. Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov. Company assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
# # #